Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Appoints Lori Lutey to its Board of Directors

September 13, 2018, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that Lori Lutey, retired Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR) has been elected to Myers Industries’ Board of Directors effective September 12, 2018.

Ms. Lutey joined Schneider National in April 2011 as Executive Vice President and Chief Financial Officer, where she was responsible for all aspects of financial management and was a key member of the leadership team responsible for the strategic direction and overall performance of the company. During her tenure with Schneider, sales increased from $3.1 billion to $4.4 billion and income from operations increased from $90 million to $280 million.

Previously, Ms. Lutey spent 22 years at FedEx Corporation where she held a number of leadership positions including Vice President of Finance at FedEx Services, Vice President and Chief Financial Officer at FedEx Trade Networks, and Vice President of Finance and Administration at FedEx Supply Chain Services.

“Lori brings a wealth of strategic and tactical financial management experience, including extensive experience in new product and customer pricing analysis,” said F. Jack Liebau Jr., Chairman of the Board of Directors of Myers Industries. “We are confident that she will add great value to Myers’ Board of Directors and look forward to working with her.”

Ms. Lutey also currently serves on the Board of Directors for PS Logistics, a private flatbed transportation solution provider and Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.